UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 18, 2006 (December 14, 2006)

Glimcher Realty Trust
(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 East Gay Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A
(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

i.	Amendment of Existing Amended and Restated Credit Agreement

On December 14, 2006, Glimcher Properties Limited Partnership (the “Company”), an affiliate of Glimcher Realty Trust (the “Registrant”), entered into an Amended and Restated Credit Agreement (the “Agreement”) with KeyBank National Association, as administrative agent (“KeyBank”), and certain other participating financial institutions set forth in the Agreement (collectively, with KeyBank, the “Lenders”). KeyBanc Capital Markets, an affiliate of KeyBank, serves as the sole lead arranger under the Agreement. The Agreement pertains to the Company’s existing credit facility (the “Facility”) and amends the existing Amended and Restated Credit Agreement, dated as of August 22, 2005, by and between it, KeyBank and several other participating financial institutions (previously reported by the Registrant on a Form 8-K filed with the Securities and Exchange Commission on August 23, 2005). Under the Agreement, the Company’s borrowing availability under the Facility is increased from $300,000,000 to $470,000,000 and the Company shall have the right to increase that amount to up to $600,000,000 at any time, provided, the Company shall not have any default under the Facility and one or more of the Lenders agrees to increase their funding commitment or one or more new financial insitutions are added as lenders under the Facility.  The indebtedness under the Facility shall continue to be unsecured under the Agreement.

Under the Agreement, the maturity date for the Facility is extended from August 21, 2008 to December 13, 2009 with one (1) twelve month extension option available to the Company, provided, the Company gives proper notice of its election to exercise the extension option, has no existing default under the Facility, and pays an extension fee equal to 15 basis points of the total borrowing availabilty under the Facility. Under the Agreement, the Facility has a floating interest rate (inclusive of the annual facility fee) that ranges from LIBOR plus 95 basis points to 140 basis points, depending on the Company’s ratio of debt to total asset value. At the time of closing on December 14, 2006, the interest rate was 1.05% over LIBOR. The Agreement requires the Company to make interest only periodic payments with all outstanding principal and accrued interest due and payable at the maturity date. The Agreement contains customary provisions for facilities of this nature with respect to events of default including, but not limiteed to, an event of a default on any of the Company’s other recourse indebtedness in excess of $15 million or non-recourse indebtedness in excess of $100 million. In the event of bankruptcy or another event of default that remains uncured, the Lenders may accelerate repayment of all outstanding amounts owed and terminate the Facility.

KeyBank has provided mortgage loans with respect to certain other properties owned by the Registrant and McDonald Investments, Inc., an affiliate of KeyBank, was one of the underwriters of the Registrant's public offering of 8 1/8% Series G Cumulative Redeemable Preferred Shares in January 2004.

A copy of the press release announcing the execution of the Agreement is attached hereto as Exhibit 99.1.

ii.	Entry into Guaranty Relating to the Amendment of the Existing Amended and Restated Credit Agreement

On December 14, 2006, the Registrant and its affiliate, Glimcher Properties Corporation, entered into a guaranty agreement with the Lenders guaranteeing the Company’s performance and repayment under the Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

See discussion in Item 1.01.

Item 9.01 Exhibits.

(d)	Exhibits

99.1	Press Release, dated December 18, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust (Registrant)

Date: December 18, 2006	/s/ George A. Schmidt
George A. Schmidt Executive Vice President, General Counsel & Secretary